EXHIBIT 2.1

DESCRIPTION OF THE RIGHTS OF HOLDERS OF COMMON SHARES

The following is a summary of provisions of Bermuda law and the organizational documents of Asia Pacific Wire & Cable Corporation Limited (the “Company”, “we”, “us”, and “our”), including our memorandum of association and Bye-Laws, regarding the rights of holders of our Common Shares. You are urged to read our memorandum of association and our Bye-Laws in their entirety, copies of which have been filed with the Securities and Exchange Commission (the “SEC”), for a complete understanding of the terms thereof.

Description of Shareholder Rights Attaching to Our Common Shares

The Company was incorporated in Bermuda on September 19, 1996 under the Bermuda Companies Act 1981, as amended (the “Companies Act”). The rights of our shareholders are governed by Bermuda law and our memorandum of association and Bye-Laws.

Our authorized share capital as of December 31, 2019 was $500,000 consisting of 50,000,000 Common Shares, par value $0.01 per share, of which, as of December 31, 2019, there were and are 13,830,769 Common Shares issued of which 13,819,669 Common Shares are outstanding and eligible to vote. There are 11,100 Common Shares that are issued (but not outstanding and not currently eligible to vote) and held as treasury shares by the Company.

•	Holders of the Common Shares have no preemptive, redemption, conversion or sinking fund rights.
•	Holders of the Common Shares are entitled to one vote per share on all matters submitted to a poll vote of holders of Common Shares and do not have any cumulative voting rights.
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In the event of our liquidation, dissolution or winding-up and subject to any alternative resolution that may be pursued by our shareholders, the holders of Common Shares are entitled to share ratably in our assets, if any, remaining after the payment of all our debts and liabilities.

•	Our outstanding Common Shares are fully paid and non-assessable.
•	Additional authorized but unissued Common Shares, and issued shares held in treasury, may be issued or conveyed by the Board without the approval of the shareholders.

The holders of Common Shares will receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purposes. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

•	we are, or after the payment would be, unable to pay our liabilities as they become due; or
•	the realizable value of our assets after such payment or distribution would be less than the aggregate amount of our liabilities.

Share Capital

Our authorized capital consists of one class of Common Shares. Under our Bye-Laws, our Board of Directors has the power to issue any authorized and unissued shares on such terms and conditions as it may determine. Any shares or class of shares may be issued with such preferred, deferred, qualified or other special rights or any restrictions with regard to such matters, whether in regard to dividend, voting, return of capital or otherwise, as we may from time to time by resolution of the shareholders prescribe, or in the absence of such shareholder direction, as the Board of Directors may determine. This provision in the Bye-Laws could be used to prevent a takeover attempt, or to make a takeover attempt prohibitively expensive, and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

Voting Rights

Generally, under Bermuda law and our Bye-Laws, questions brought before a general meeting are decided by a simple majority vote of shareholders present or represented by proxy, with no provision for cumulative voting. Matters will be decided by votes cast by way of voting cards, proxy cards or a show of hands unless a poll is demanded.

If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each Common Share entitled to vote on such question. A poll may only be demanded under the Bye-Laws by:

•	the chairman of the meeting;
•	at least three shareholders present in person or represented by proxy;
•	any shareholder or shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having voting rights; or
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a shareholder or shareholders present in person or represented by proxy holding Common Shares conferring the right to vote on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Common Shares.

Unless the Board of Directors otherwise determines, no shareholder shall be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Dividend Rights

Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than its liabilities.

Under our Bye-Laws, the Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests. With the sanction of a shareholders resolution, the Board of Directors may determine that any dividend may be paid by distribution of specific assets, including paid-up shares or debentures of any other company. The Board of Directors may also pay any fixed cash dividend which is payable on any of our Common Shares half-yearly or on other dates, whenever our position, in the opinion of the Board of Directors, justifies such payment.

Dividends, if any, on our Common Shares will be at the discretion of our Board of Directors, and will depend on our future operations and earnings, capital requirements, surplus and general financial condition as our Board of Directors may deem relevant.

Purchases by the Company of its own Common Shares

Under Bermuda law and as authorized by the Company’s memorandum of association, we may purchase our own Common Shares out of the capital paid up on the Common Shares in question or out of funds that would otherwise be available for dividend or distribution or out of the proceeds of a fresh issue of Common Shares made for the purposes of the purchase. We may not purchase our Common Shares if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the Company is, or after the purchase would be, unable to pay its liabilities as they become due.

However, to the extent that any premium is payable on the purchase, the premium must be provided out of the funds of the Company that would otherwise be available for dividend or distribution or out of the Company’s share premium account.

Preemptive Rights

Our Bye-Laws generally do not provide the holders of our Common Shares preemptive rights in relation to any issues of Common Shares by us or any transfer of our shares.

Variation of Rights

We may issue more than one class of shares and more than one series of shares in each class. The rights attached to any class of shares may be altered or abrogated either:

•	with the consent in writing of the holders of more than fifty percent of the issued shares of that class; or
•	pursuant to a resolution of the holders of such shares.

The Bye-Laws provide that the necessary quorum shall be two or more shareholders present in person or by proxy holding a majority of shares of the relevant class in issue and entitled to vote. The Bye-Laws specify that the creation or issuance of shares ranking pari passu with existing shares will not, subject to any statement to the contrary in the terms of issuance of those shares or rights attached to those shares, vary the special rights attached to existing shares.

Transfer of Common Shares

Subject to the “Transfer Restrictions” section below, a shareholder may transfer title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the Board of Directors may approve. The form of transfer is required to be signed by or on behalf of the transferor and also the transferee where any share is not fully paid. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members of the Company.

Transfer Restrictions

The Board of Directors may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully paid share. The Board of Directors may also refuse to register an instrument of transfer of a share unless:

•	the instrument of transfer is duly stamped, if required by law, and lodged with the Company;
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the instrument is accompanied by the relevant share certificate for the shares to which it relates, and such other evidence as the Board of Directors shall reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;
•	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained; and
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subject to the Companies Act, the Bye-Laws and any directions of the Board of Directors from time to time in force, the secretary of the Company may exercise the powers and discretions of the Board of Directors with respect to: (i) the transfer of shares by a shareholder by way of an instrument of transfer in the usual common form and (ii) sending to a notice of refusal to register a transfer of shares where the Board of Directors declines to register such transfer, within three months after the date on which the instrument of transfer was lodged.

In accordance with the provisions of the Exchange Control Act 1972, as amended, and related regulations of Bermuda, the permission of the Bermuda Monetary Authority (the “BMA”) is required for all issuances and transfers of shares (which includes our Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which include our Common Shares) are listed on an

“Appointed Stock Exchange” (which would include Nasdaq). In granting the general permission the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

Accordingly, our Common Shares benefit from a general permission for free transferability for all transfers between persons who are not resident in Bermuda for exchange control purposes, for as long as such Common Shares remain listed on an appointed stock exchange. In the event that our Common Shares are delisted from Nasdaq, it will be necessary to obtain the prior permission of the BMA to transfer such Common Shares to any transferee, subject to any applicable general permissions issued by the BMA.

Transmission of Shares

In the event of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, and the estate representative, where the deceased shareholder was sole holder, shall be the only persons recognized by us as having any title to the shares of the deceased. “Estate representative” means the person to whom probate or letters of administration has or have been granted in Bermuda, or failing any such person, such other person as the Board of Directors may in its absolute discretion determine to be the person recognized by us for this purpose.

Disclosure of Interests

Under the Companies Act, a director who has an interest in a material contract or a proposed material contract, or a 10% or more interest (directly or indirectly) in an entity that is interested in a contract or proposed contract or arrangement with us, is obligated to declare the nature of such interest at the first opportunity at a meeting of the Board of Directors, or by writing to the Board of Directors. If the director has complied with the relevant sections of the Companies Act and the Bye-Laws with respect to the disclosure of his interest, the director may vote at a meeting of the Board of Directors or a committee thereof on a contract, transaction or arrangement in which that director is interested, in which case his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present.

Rights in Liquidation

Under Bermuda law, in the event of liquidation or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of such liquidation or winding-up are distributed among the holders of shares in accordance with a company’s bye-laws.

Under our Bye-Laws, if we are wound up, the liquidator may, pursuant to a resolution of the shareholders and any approval required by the Companies Act, divide among the shareholders in cash or other assets the whole or part of our assets, whether such assets shall consist of property of the same kind or not, and may for such purposes set such values as such liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders.

Meetings of Shareholders

Under Bermuda law, a company, unless it elects to dispense with the holding of annual general meetings, is required to convene at least one general meeting per calendar year. The directors of a company, notwithstanding anything in such company’s bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of vote, duly convene a special general meeting. Our Bye-Laws provide that the Board of Directors may, whenever it thinks fit, convene a special general meeting.

Bermuda law requires that shareholders be given at least five days’ notice of a meeting of the Company. Our Bye-Laws extend this period to provide that not less than 20 days’ written notice of a general meeting must be given to those shareholders entitled to receive such notice. The accidental omission to give notice to or non-receipt of a notice of a meeting by any person does not invalidate the proceedings of a meeting.

Our Bye-Laws state that no business can be transacted at a general meeting unless a quorum of at least two shareholders representing a majority of the issued shares of the Company are present in person or by proxy and entitled to vote.

Under our Bye-Laws, notice to any shareholders may be delivered either personally or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at, such registered address. Any notice sent by post shall be deemed to have been served seven (7) days after dispatch. A notice of a general meeting is deemed to be duly given to the shareholder if it is sent to him by cable, telex or tele-copier or other mode of representing or reproducing words in a legible and non-transitory form and such notice shall be deemed to have been served twenty-four (24) hours after its dispatch.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Bermuda Registrar of Companies. These documents include the memorandum of association and any amendment to the memorandum of association.

Under Bermuda law, the minutes of shareholder meetings will be open for inspection by any shareholder or director without charge for not less than two hours during business hours each day, subject to any reasonable restrictions that we may impose. The shareholders shall be entitled to receive a copy of every balance sheet and statement of income and expenditure before a general meeting as required under the Bye-Laws.

Under our Bye-Laws, unless the Board otherwise determines, the register of shareholders of the Company is required to be open for inspection between 10:00 a.m. and 12:00 noon each working day without charge to members of the general public. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We have established a branch register with our transfer agent, Computershare Limited, which is based in Jersey City, New Jersey.

Under Bermuda Law, a company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Under our Bye-Laws, the register of directors and officers is available for inspection by the public between 10:00 a.m. and 12:00 noon every working day.

Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records, except for the Bye-Laws of the Company.

Election or Removal of Directors

The Bye-Laws provide that the number of directors will be such number, not less than two, as our shareholders by resolution may from time to time determine. A director will serve until re-elected or his successor is appointed at the next annual general meeting or his prior removal in the manner provided by the Companies Act or the Bye-Laws. There is no requirement under Bermuda law, the Company’s memorandum of association or its Bye-Laws that a majority of the Company’s directors be independent.

The Bye-Laws provide that each director shall have one vote on all matters presented to the Board for a vote.

The shareholders may by resolution determine that one or more vacancies in the Board of Directors shall be deemed casual vacancies for the purposes of the Bye-Laws. The Board, so long as a quorum of directors remains in office, shall have the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. The shareholders may approve the appointment of alternate directors or may authorize the Board to appoint them. Directors may also appoint and remove their own alternates. At the Annual General Meeting held on August 31, 2018, the shareholders approved of the total number of directors.

We may, in a special general meeting called for this purpose, remove a director, provided notice of such meeting is served upon the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at that meeting.

The office of a director will be vacated in the event of any of the following:

•	if he resigns his office by notice in writing to be delivered to our registered office or tendered at a meeting of the Board of Directors;
•	if he becomes of unsound mind or a patient for any purpose under any statute or applicable law relating to mental health and the Board of Directors resolves that his office is vacated;
•	if he becomes bankrupt or enters into a general settlement with his creditors;
•	if he is prohibited by law from being a director; or
•	if he ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the Bye-Laws.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by resolution passed at a general meeting of which due notice has been given. An amendment to a memorandum of association does not require the consent of the Minister of Finance of Bermuda save for specific circumstances, for example, the adopting of any authority to carry on restricted business activities.

Under Bermuda law, the holders of:

•	an aggregate of not less than twenty percent in par value of a company’s issued share capital or any class thereof; or
•	not less in the aggregate than twenty percent of the company’s debentures entitled to object to amendments to its memorandum of association,

have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution amending the memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.

Our Bye-Laws may be amended in the manner provided for in the Companies Act, which provides that the directors may amend the Bye-Laws, provided that any such amendment shall be effective only to the extent approved by the shareholders.

Merger or Amalgamation

The Companies Act provides that two or more Bermuda companies may merge and their undertaking, property and liabilities shall vest in one of such companies as the surviving company (referred to as a “merger” under Bermuda law). The Companies Act also provides that a Bermuda company may amalgamate with another company and continue as an amalgamated company (referred to as an “amalgamation” under Bermuda law). A merger or amalgamation requires a merger or amalgamation agreement which must be approved by the board of directors and at a meeting of the shareholders by seventy-five percent of the shareholders present and entitled to vote at such meeting in respect of which the quorum shall be two persons holding or representing by proxy more than one-third of the issued shares of the company. These provisions do not apply where a holding company is merging or amalgamating with one or more of its wholly-owned subsidiaries or where two or more wholly-owned companies of the same holding company are merging or amalgamating.

Under Bermuda law, in the event of a merger or an amalgamation of a Bermuda company, a shareholder who did not vote in favor of the transaction and who is not satisfied that fair value has been offered for the shares, may apply to the Supreme Court of Bermuda within one month of notice of the meeting of shareholders to appraise the fair value of those shares.

Class Actions and Derivative Actions

Class actions, as they are commonly understood in the United States, are not available to shareholders under Bermuda law. Derivative actions are generally only available to shareholders under Bermuda law in very limited circumstances. A shareholder may commence an action in the name of a company to remedy a wrong done to the company where the wrongdoers are in control of the company and the act complained of is of a fraudulent character, oppressive, beyond the corporate power of the company, illegal or would have required the approval of a greater percentage of the company’s shareholders than those that actually approved it. A shareholder may not commence such an action where the wrong complained of is capable of ratification by the company in a general meeting by ordinary resolution.

Since the July 2018 amendment to the Rules of the Supreme Court, if a derivative action is commenced and the relevant defendant enters an appearance, leave of the Supreme Court of Bermuda must be obtained before the derivative action can proceed.

When one or more shareholders believes the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interest of some part of the shareholders, the Supreme Court of Bermuda, upon petition, brought by the shareholder(s), may make such order as it sees fit if it is satisfied that the affairs of the company are or have been conducted in such an oppressive or prejudicial manner and, that, as a result, it would be just and equitable to wind up the company, but that to so wind up the company would unfairly prejudice the part of the shareholders; such an order can include (with limitation) provisions regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company, and in the case of a purchase of the shares by the company, for the reduction accordingly of the company’s capital or otherwise.

Personal Liability of Directors and Indemnity

The Companies Act requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from liability, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Every director, officer and committee member shall be indemnified out of our funds against all civil liabilities, loss, damage or expense including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the Bye-Laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Exchange Controls

We have been designated by the Bermuda Monetary Authority as a non-resident under the Exchange Control Act of 1972 (the “Exchange Control Act”). This designation allows us to engage in transactions in currencies other than the Bermuda dollar.

The transfer of Common Shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of Common Shares to such persons may be effected without specific consent under the Exchange Control Act and regulations thereunder, provided the Common Shares are listed on an appointed stock exchange.

As an “exempted company,” we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians.